                     GATEWAY ENERGY CORPORATION AND SUBSIDIARIES


                               EXHIBIT 21-SUBSIDIARIES


COMPANY                                STATE               PERCENT OWNED
-------                                -----               -------------

Gateway Pipeline Co.                   Missouri                  80%

    Gateway Energy Marketing           Texas                    100%
    Venture Resources, Inc.            Texas                    100%

Castex Energy, Inc.                    Texas                     60%

Fort Cobb Oklahoma Irrigation
  Fuel Authority                       Oklahoma                  99%

Shoreham Gathering Company             Nebraska                  80%

Ozark Natural Gas Company              Missouri                 100%